Exhibit (a)(4)
State of Delaware
Certificate of Correction
of a Statutory Trust to be
filed pursuant to Section 3810(e)

1.	The name of the Statutory Trust is:	PARAMOUNT INSTITUTIONAL ACCESS FUND.

2.
That a Certificate of Statutory Trust was filed by the Secretary of State of Delaware on 4/28/11, and that said Certificate requires correction as permitted by Section 3810(e) of the Statutory Trust Act.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:
Second : The name of the Delaware trustee is VCORP TRUST SERVICES, LLC 1811 SILVERSIDE ROAD WILMINGTON DE 19810
The Statutory Trust will be a registered investment company under the Investment Act of 1940

4.	The Certificate is hereby corrected to read as follows:
Second: The name and address of the registered office is Delaware is Vcorp Services, LLC 1811 Silverside Road Wilmington DE 19810

Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests a registered investment company the Investment Company Act of 1940, as amended (15 U.S.C  SS 80a -1 et seq.)

By:	/s/ Ed Butowsky
Trustee or Authorized Person

Name:	Ed Butowsky
Print or Type Name